Exhibit 5.1

March 4, 2005 Allos Therapeutics, Inc. 11080 CirclePoint Road, Suite 200 Westminster, CO 80020	ATTORNEYS AT LAW 380 Interlocken Crescent Suite 900 Broomfield, CO 80021-8023 Main 720 566-4000 Fax 720 566-4099 www.cooley.com BRENT D. FASSETT (720) 566-4025 fassettbd@cooley.com	Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the public offering by Allos Therapeutics, Inc., a Delaware corporation (the “Company”), of up to 2,714,932 shares of the Company’s Series A Exchangeable Preferred Stock, par value $0.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-1113353) and the related Prospectus and Prospectus Supplement filed with the Securities and Exchange Commission.  All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s certificate of incorporation and bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) when sold in accordance with the Registration Statement, Prospectus and Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable, and (ii) the common stock issuable upon the exchange of the Preferred Shares, when issued upon the exchange in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and Prospectus Supplement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/	Brent D. Fassett
Brent D. Fassett